T. Rowe Price Exchange-Traded Funds, Inc. 485BPOS

Exhibit 99.(h)(8)

July 28, 2025

T. Rowe Price Exchange-Traded Funds, Inc.

Board of Directors of T. Rowe Price Exchange-Traded Funds, Inc. (“Board”)

1307 Point Street
Baltimore, Maryland 21231

Re: Management Fee Waiver Agreement

Dear Board of Directors,

During the first year of operations, T. Rowe Price Associates, Inc. (“T. Rowe Price”), as adviser to T. Rowe Price Exchange Traded Funds, Inc., agrees to waive, from the funds’ inception until January 30, 2027 (“Relevant Period”), the entire management fee for the following funds:

T. Rowe Price Active Core U.S. Equity ETF

T. Rowe Price Active Core International Equity ETF

This waiver may not be amended or terminated during the Relevant Period except by a majority vote of the non-interested directors of the Board. After January 30, 2027, the waiver will automatically terminate or, at T. Rowe Price’s option, the waiver may be continued or amended at any time without notice. The amounts waived are not subject to recoupment. Nothing herein shall be construed as being inconsistent with the Investment Company Act of 1940, as amended.

Sincerely,

T. Rowe Price Associates, Inc.

/s/ Seba Kurian
Name: Seba Kurian
Title: Vice President

Agreed and Accepted:

T. Rowe Price Exchange-Traded Funds, Inc.

/s/ Fran Pollack-Matz
Name: Fran Pollack-Matz
Title: Vice President